STOCK PURCHASE AGREEMENT


               THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of September 1, 1995, by and among HUNTINGTON BANCSHARES WEST VIRGINIA, INC., an Ohio corporation ("Huntington"), THE HUNTINGTON NATIONAL BANK OF PENNSYLVANIA, a national banking association which is a wholly owned subsidiary of Huntington ("HNBP"), and BT FINANCIAL CORPORATION, a Pennsylvania corporation ("BT Financial").


                                      RECITALS:

               A. HNBP is authorized under its Articles of Association to issue 1,000,000 shares of common stock, $5.00 par value per share ("HNBP Common Stock"), all of which are issued and outstanding and owned by Huntington (the "Shares").

               B. BT Financial desires to purchase the Shares from Huntington, either directly or through a wholly owned subsidiary to be designated by BT Financial (the "Designated Subsidiary") and Huntington desires to sell the Shares to BT Financial or to the Designated Subsidiary, upon and subject to the terms and conditions set forth herein (the "Acquisition"). It is BT Financial's intention to cause HNBP to be merged with and into Fayette Bank, a Pennsylvania state-chartered bank and a wholly owned subsidiary of BT Financial ("Fayette"), immediately following the consummation of the Acquisition.


                                     AGREEMENTS:

               In consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                      ARTICLE 1
                                     DEFINITIONS

          Section 1.1  Definitions.    In addition to those terms defined
          throughout this Agreement, the following terms, when used herein, shall have the following meanings:

               (a) an "Affiliate" of a party means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person;

               (b) the "BHCA" means the Bank Holding Company Act of 1956, as amended;

               (c) a "Business Day" means any day which is not a Saturday or Sunday and in the cities of Columbus, Ohio, Johnstown,

          Pennsylvania, or Uniontown, Pennsylvania, is not a legal holiday or a day on which banking institutions are authorized by law, regulation, or executive order to be closed;

               (d) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

               (e) the "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

               (f) "Confidential Information" of or relating to a party means any and all information received from or on behalf of such party or their Affiliates concerning the Acquisition, the terms of this Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

               (g) the "Confidentiality Agreement" means a certain letter agreement, dated August 1, 1995, among BT Financial, Fayette, Huntington Bancshares, Huntington, and HNBP, relating to certain confidentiality obligations of the parties in connection with the parties' analysis of the Acquisition;

               (h) the "Disclosure Memorandum" means a certain Disclosure Memorandum which will be delivered by Huntington to BT Financial in accordance with the terms of this Agreement on or before September 15, 1995, as the same may subsequently be amended prior to the Closing Date;

               (i) "Employee Benefit Plans" means any and all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement;

               (j) "Environmental Condition" means (i) the presence in surface water, groundwater, drinking water supply, land surface, subsurface strata, above-ground or underground storage tanks or other containers, or ambient air of any Hazardous Substances or
          (ii) any violation of any statute, ordinance, regulation, administrative order, judicial order or decree or other governmental requirement relating to the emission, discharge, deposit, disposal, leaching, migration or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation or disposal of any Hazardous Substance (A) arising out of or otherwise related to the operations or other activities (including the disposition of such materials or substances) of HNBP or of any predecessor in title, interest or line of business to HNBP, conducted or undertaken prior to the Closing, or (B) existing at or prior to the Closing at any Owned Real Property, Leased Real Property, or Prior Real Property;

               (k) "Environmental Laws" means all statutory and common law, rules, regulations, ordinances, Governmental Approvals, guidelines, policies, judicial or administrative orders or decrees of any federal, state or local Governmental Authority relating to the protection of human health and safety or the environment;

               (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

               (m) "ERISA Affiliate" means each of the corporations, trades, businesses or other entities that, together with HNBP, are considered as a single employer under Sections 414(b), (c),
          (m) or (o) of the Code;

               (n)  the "FDIC" means the Federal Deposit Insurance
          Corporation;

               (o) the "Federal Reserve Board" means the Board of Governors of the Federal Reserve System;

               (p) "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person;

               (q) "Governmental Approvals" means all permits, licenses, authorizations, consents, approvals, waivers, variances, or exemptions issued by any Governmental Authority that are required under any federal, state, local or foreign statutory or common law, rule, regulation, ordinance, code, policy, or guidelines, relating to any Environmental Laws with respect to the ownership, use, occupation, operation, and other activities of HNBP, on any of the Owned Real Property, Leased Real Property, or Prior Real Property;

               (r) "Governmental Authority" means any federal, state, local, foreign, regional, or other judicial, governmental, administrative, or regulatory authority or instrumentality;

               (s) "Governmental Filings" means all filings, reports, registrations, notices, or other submissions required under any Environmental Laws with respect to the ownership, use, occupation, operation, and other activities of HNBP on any of the Owned Real Property, Leased Real Property, or Prior Real Property;

               (t) a "Hazardous Substance" or "Hazardous Substances" means any pollutant, contaminant, industrial waste, hazardous waste, polychlorinated biphenyls, radioactive materials, or other toxic or hazardous substances;

               (u) "Huntington Bancshares" means Huntington Bancshares Incorporated, a Maryland corporation and the owner of 100% of the issued and outstanding capital stock of Huntington;

               (v)  the "IRS" means the Internal Revenue Service;

               (w) the "Leased Real Property" means all of the Real Property listed as leased by HNBP in the Disclosure Memorandum;

               (x) the "OCC" means the Office of the Comptroller of the Currency; and

               (y) the "Owned Real Property" means all of the Real Property listed as owned by HNBP in the Disclosure Memorandum;

               (z) a "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any government or political subdivision or any agency, department, or instrumentality thereof;

               (aa) the "Prior Real Property" means any real property previously owned, leased, occupied, or used by HNBP in the operation of its business; and

               (bb) the "Real Property" means all real property owned or leased by HNBP and used in the operation of its business as of the date of this Agreement.

               Section 1.2    Principles of Construction.

               (a) All references to sections, schedules, and exhibits are to sections, schedules, and exhibits in or to this Agreement unless otherwise specified.

               (b) All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles in the financial institutions industry as in effect on the date hereof.

               (c) Section references in this Agreement to any statutes or laws are to such statutes and laws as in effect at the date of this Agreement, and to any subsequent provisions of such statutes or laws amendatory thereof, supplemental thereto or substituted therefor.

                                      ARTICLE 2
                            TERMS OF ACQUISITION; CLOSING

              Section 2.1    Purchase and Sale of the Shares.    At the
          Closing (as defined below), and on the terms and subject to the conditions set forth herein, Huntington shall sell and transfer the Shares to BT Financial or to the Designated Subsidiary and BT Financial or the Designated Subsidiary shall purchase and acquire the Shares from Huntington, and BT Financial shall pay or shall cause the Designated Subsidiary to pay to Huntington a total purchase price for the Shares in the amount of Twenty-Five Million Five Hundred Thousand Dollars ($25,500,000) (the "Purchase Price"), which shall be payable in full at the time of the Closing by wire transfer of funds in accordance with written instructions delivered by Huntington to BT Financial not less than five Business Days before the Closing Date (as defined below).

               Section 2.2    Closing.    The consummation of the
          Acquisition (the "Closing") shall occur at such time and place as Huntington and BT Financial may agree, provided, however, that, if the parties fail to so agree, the Closing shall take place at the offices of Porter, Wright, Morris & Arthur in Columbus, Ohio, at 10:00 a.m., local time, on the last Business Day of the month in which all required regulatory approvals or consents referred to in Sections 8.7 and 9.4 have been received and all waiting periods relating to such approvals or consents have expired, provided, however, that, the Closing shall not take place any earlier than five Business Days after the expiration of the last to expire of any such waiting periods unless the parties otherwise agree or unless the date set for the Closing pursuant to this Section 2.2 is December 29, 1995 (the "Closing Date"). The Acquisition shall be effective as of the close of business on the Closing Date.

               Section 2.3    Deliveries by BT Financial at Closing.    At
          the Closing, BT Financial shall deliver the following items to Huntington or its agent:

               (a) evidence of the wire transfer of the Purchase Price in accordance with Huntington's written instructions, or if no such instructions have been received, a certified or cashier's check in an amount equal to the Purchase Price;

               (b) a certificate of good standing of BT Financial, certified as of a recent date prior to the Closing Date, by the Secretary of State of the Commonwealth of Pennsylvania;

               (c) certificate from the Federal Reserve Bank of Philadelphia, dated as of a recent date prior to the Closing Date, to the effect that BT Financial is a bank holding company as defined in the BHCA, is properly registered with the Federal Reserve System, is duly organized and validly existing, and has filed all reports required by the Federal Reserve Board;

               (d) evidence of approval of the Acquisition by the Federal Reserve Board and all other regulatory authorities having jurisdiction and the expiration of all applicable waiting periods;

               (e) a certificate of the President or any Vice President and the Secretary of BT Financial, dated as of the Closing Date, stating that: (i) all of the representations and warranties of BT Financial set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, except for changes contemplated by this Agreement and except also for representations and warranties as of a specified time other than the Closing Date which shall be true and correct at such specified time, and (ii) BT Financial has performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date;

               (f) a certificate of the Secretary of BT Financial, dated as of the Closing Date, as to the validity of the Governing Documents of BT Financial and the taking of all corporate actions necessary to authorize and approve this Agreement and to authorize, approve, and consummate the Acquisition;

               (g) an opinion in substantially the form attached as Exhibit A from counsel for BT Financial, dated as of the Closing Date and addressed to Huntington; and

               (h) such other documents as Huntington, HNBP, or their counsel may reasonably request.

               All of such items shall be reasonably satisfactory in form and substance to Huntington, HNBP, and their counsel.

               Section 2.4 Deliveries by Huntington and HNBP at Closing. At the Closing, Huntington and HNBP shall deliver the following items to BT Financial or their agent:

               (a) a stock certificate or certificates evidencing ownership of the Shares, duly endorsed for transfer or accompanied by a stock power or stock powers duly executed in blank, all in such form as to cause title to the Shares to be transferred to BT Financial Corporation on the books and records of HNBP, with all transfer taxes, if any, paid in full;

               (b)  all minute books of HNBP;

               (c) resignations effective on or before the Closing Date from each of HNBP's directors and executive officers who are also officers or employees of Huntington or any Huntington Affiliate other than HNBP from all of his or her positions and offices with HNBP;

               (d) the Articles of Association of HNBP, certified as of a recent date prior to the Closing Date, by the OCC;

               (e) certificates of good standing of Huntington, issued as of a recent date prior to the Closing Date, by the Secretary of State of the State of Ohio;

               (f) certificates of good standing of HNBP, issued as of a recent date prior to the Closing Date, by the OCC;

               (g) a certificate from the Federal Reserve Bank of Cleveland, dated as of a recent date prior to the Closing Date, to the effect that Huntington is a bank holding company as defined in the BHCA, is properly registered with the Federal Reserve System, is duly organized and validly existing, and has filed all reports required by the Federal Reserve Board;

               (h) a certificate of the FDIC, dated as of a recent date prior to the Closing Date, as to HNBP's coverage under the Federal Deposit Insurance Act and the absence of termination proceedings;

               (i) a certificate of the President or any Vice President and the Secretary of Huntington, dated as of the Closing Date, stating that: (i) all of the representations and warranties of Huntington set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, except for changes contemplated by this Agreement and except also for representations and warranties as of a specified time other than the Closing Date which shall be true and correct at such specified time; and (ii) Huntington has performed and complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date;

               (j) a certificate of the secretary of HNBP, dated as of the Closing Date, as to the validity of the Governing Documents of HNBP, and certificates of the respective secretaries of HNBP and Huntington as to the taking of all corporate actions necessary to authorize and approve this Agreement and to authorize, approve, and consummate the Acquisition;

               (k) an opinion in substantially the form attached as Exhibit B from Huntington's counsel, dated as of the Closing Date and addressed to BT Financial; and

               (l) such other documents as BT Financial or its counsel may reasonably request.

               (m) True and correct copies of (i) the Governing Documents (other than the bylaws) of HNBP as of a date not more than 10 days prior to the Closing Date, certified by the Comptroller of the Currency, and (ii) the bylaws of HNBP as of the Closing Date, certified by its Secretary; and

               (n) General releases by all officers and directors of HNBP and Huntington of all liability of HNBP to them and of any claim that they or any of them may have against HNBP, except for any claim arising out of the obligations of HNBP existing as of the Closing Date to indemnify any such officer or director for any claims asserted by third parties against any such officer or director in relation to the performance of his or her duties as such officer or director.

               All of such items shall be reasonably satisfactory in form and substance to BT Financial and its counsel.


                                      ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF HUNTINGTON AND HNBP

               Huntington and HNBP hereby represent and warrant to BT Financial as follows:

               Section 3.1 Organization and Authority of Huntington. Huntington is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has full corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

               Section 3.2    Organization and Authority of HNBP.    HNBP
          is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has full corporate power and authority to own its properties and assets, to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement. HNBP's deposits are insured by the Bank Insurance Fund of the FDIC.

               Section 3.3    Capitalization of HNBP.    The authorized
          capital stock of HNBP consists, and at the Closing will consist, of 1,000,000 shares of HNBP Common Stock, all of which shares are issued and outstanding and owned of record and beneficially by Huntington. All of the Shares have been duly and validly authorized and issued, and are fully paid and nonassessable. Huntington has good, marketable, and unencumbered title to the Shares, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements (other than this Agreement), rights of first refusal, and options of any kind or nature whatsoever, and has full right and authority to transfer and deliver all of the Shares to BT Financial as contemplated hereby.

          Upon consummation of the transactions contemplated hereby, Huntington will have transferred to BT Financial good, marketable and unencumbered title to the Shares, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements, rights of first refusal and options of any kind or nature whatsoever. Other than this Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, or other rights obligating Huntington or HNBP to issue, sell, or otherwise dispose of, or to purchase, redeem, or otherwise acquire, any shares of capital stock of HNBP.

               Section 3.4    Authorization.    The execution, delivery,
          and performance of this Agreement by Huntington and HNBP and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding obligation of Huntington and HNBP, enforceable in accordance with its terms, subject only to the approval of the OCC, the Federal Reserve Board, and the Pennsylvania Department of Banking, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws and subject to general principles of equity.

               Section 3.5    Articles of Association and Bylaws.
          Schedule 3.5 to the Disclosure Memorandum sets forth true and complete copies of the Articles of Association and Bylaws of HNBP.

               Section 3.6    Effect of Agreement.    The execution,
          delivery, and performance of this Agreement by Huntington and HNBP and the consummation by them of the transactions contemplated hereby do not and shall not: (a) require the consent, waiver, order, registration, qualification, approval, license, or authorization of any Person, court, regulatory authority, or other governmental body, other than as specifically contemplated by this Agreement; (b) violate, with or without the giving of notice or the passage of time or both, in any material respect any provision of law applicable to either of them; (c) conflict with or result in a breach of any terms of their respective charters or bylaws or code of regulations, or any material agreement or instrument listed in the Disclosure Memorandum; (d) give to others any right to accelerate or terminate, or result in acceleration or termination of, any such material agreement or instrument; (e) result in termination of any provision of any such material agreement or instrument; or
          (f) result in the creation of any lien, charge or encumbrance upon any of the property or assets of HNBP.

               Section 3.7    HNBP Financial Statements and Reports.

               (a) True, correct, and complete copies of the following financial statements and reports have been delivered to BT
          Financial:

                    (i) HNBP's unaudited balance sheets as of December 31, 1991, 1992, 1993 and 1994, and the related statement of income and statement of changes in stockholders' equity for the year ended December 31, 1994, and any unaudited balance sheets or income statements of HNBP heretofore furnished to any regulatory authority or to HNBP's board of directors or its officers, for any portion of fiscal year 1995;

                    (ii) HNBP's Financial Reports heretofore furnished to
               the OCC for each of the years ended December 31, 1991, 1992, 1993 and 1994;

                    (iii) any other financial reports filed by HNBP, or Huntington with respect to HNBP, with any regulatory authority since January 1, 1991; and

                    (iv) all material notices, reports and review letters
               received from the FDIC or any other governmental agency since January 1, 1991 or prior to that date to the extent the same remain in force as of the date of this Agreement.

               (b) The financial statements described in this Section are sometimes collectively referred to hereinafter as the "HNBP Financial Statements." The HNBP Financial Statements have been prepared in accordance with the rules and regulations applicable thereto and consistent with past accounting practices and, except to the extent indicated in Schedule 3.7 to the Disclosure Memorandum, in accordance with generally accepted accounting principles, and each of the HNBP Financial Statements fairly and correctly presents the financial position, assets, liabilities, and the results of operations of HNBP at the respective dates or for the respective periods covered by such HNBP Financial Statements. The books of account of HNBP accurately and fairly reflect, in reasonable detail, the transactions of HNBP. Notwithstanding anything contained herein to the contrary, the HNBP Financial Statements are derived from the books and records of HNBP.

               (c) HNBP does not have, and at the time of the Closing will not have any material liabilities or obligations, of any nature, secured or unsecured (whether accrued, absolute, contingent, or otherwise), other than those which are reflected or reserved against in the HNBP Financial Statements for the year ended December 31, 1994, or described in a Schedule to the Disclosure Memorandum. HNBP does not have, and at the time of the Closing will not have, any material liability or obligation of any kind to Huntington or any Affiliate of Huntington.

               Section 3.8    Loan Loss Reserves.    Since June 30, 1995,
          HNBP has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on HNBP's balance sheet as of June 30, 1995 (the "Balance Sheet"), has been determined in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all respects. To

          Huntington's knowledge, there are no potential losses that have not been considered in establishing the allowance for loan losses reflected on the Balance Sheet.

               Section 3.9    Taxes.

               (a) Either HNBP, or a Huntington Affiliate on HNBP's behalf, has filed or caused to be filed on a timely basis, all material returns, declarations, reports, claims for refund, or information returns or statements, including any schedules or attachments thereto, and including any amendments thereof (individually, a "Tax Return" and collectively, the "Tax Returns"), relating to any federal, state, local or foreign taxes of any kind, including any interest or penalty thereon or addition thereto, whether disputed or not (individually, a "Tax" and collectively, the "Taxes"), that were or are required to be filed by it prior to or on the Closing Date, pursuant to the laws of those Governmental Authorities with taxing power over it. Either HNBP, or a Huntington Affiliate on HNBP's behalf, has paid, or made provision for the payment of, all Taxes that have or may become due as shown on said Tax Returns or pursuant to any assessment received as an adjustment of such Tax Returns, except such Taxes, if any, as are being contested in good faith and such accrued and unpaid Taxes, if any, for which appropriate accruals are reflected in the HNBP Financial Statements, dated as of the Closing Date or, if HNBP Financial Statements are not to be prepared for the period ending as of the Closing Date, such accrued and unpaid Taxes, if any, for which appropriate accruals are reflected in the HNBP Financial Statements dated as of the last day of the month ended immediately prior to the month in which the Closing occurs. Except as set forth on Schedule 3.9 to the Disclosure Memorandum, HNBP is not currently the beneficiary of any extension of time within which to file any Tax Return. To the best of Huntington's knowledge, no claim has ever been made by a taxing authority in a jurisdiction where HNBP does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (b) Except as set forth on Schedule 3.9 to the Disclosure Memorandum, to the best of Huntington's knowledge, HNBP, or a Huntington Affiliate on HNBP's behalf, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (c) Neither HNBP nor a Huntington Affiliate on HNBP's behalf has filed a consent under Section 341(f) of the Code concerning collapsible corporations. HNBP has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under either Section 280G or 162(m) of the Code.

               Section 3.10 Insurance. Schedule 3.10 to the Disclosure Memorandum lists the policies of insurance and fidelity bonds maintained by HNBP on the date hereof. Concurrently with its delivery of the Disclosure Memorandum, Huntington will deliver to BT Financial complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto. Each such policy is, and will remain in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) through the Closing Date. All premiums due on such policies have been paid. Neither Huntington nor HNBP is in default with respect to any provisions of any liability or other forms of insurance held by it or has failed to give any notice or present any material claim thereunder in a due and timely fashion. All polices are carried in an amount and are otherwise adequate to protect HNBP from any material adverse loss on a consolidated basis. Neither Huntington nor HNBP has been denied any application for insurance or had any policy of insurance terminated during the past three years, nor have they been notified of any pending termination.

               Section 3.11   Properties.    Schedule 3.11 to the
          Disclosure Memorandum will set forth a complete and correct list of all of the Real Property. HNBP has good and marketable title to all of the Owned Real Property and valid leasehold interests in all of the Leased Real Property, free and clear of any liens and encumbrances, except (a) as noted in the HNBP Financial Statements or on Schedule 3.11 to the Disclosure Memorandum; (b) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and reflected on the HNBP Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase agreements or otherwise incurred in the ordinary course of business; and (d) utility and other easements or minor defects and irregularities in title and encumbrances which do not impair the use thereof for the purposes for which they are held. HNBP as lessee has the right under valid and subsisting leases to occupy, use, possess, and control any and all of the Leased Real Property. The present uses of the Owned Real Property are in compliance with the present zoning classifications assigned to such real property, and all improvements constructed on the land included in the Owned Real Property have been constructed in accordance with the material requirements of all building, health, safety, environmental, zoning and other federal, state and local laws, ordinances, regulations, codes, licenses or permits applicable at the time of such construction, do not contain any material defect in design or construction or otherwise, and have access to existing highways, roads and utility services. Neither Huntington nor HNBP has received any notice or request from any Governmental Authority, utility, insurer, board of fire authorities or similar organization for the performance of any work or alteration with respect to the Owned Real Property or for the termination or limitation of any access, services, or insurance with respect thereto. All Owned Real Property and Leased Real Property is adequately insured against loss.

               Section 3.12   Material Contracts.

               (a) Schedule 3.12 to the Disclosure Memorandum lists or describes the following:

                    (i) All loan and credit agreements, conditional sales contracts, or other title retention agreements or security agreements relating to money borrowed by HNBP, exclusive of deposit agreements with customers of HNBP entered into in the ordinary course of business, agreements for the purchase of federal funds, and repurchase agreements;

                    (ii) All leases or licenses of HNBP with respect to
               personal property, whether as lessee or licensee, with annual rental or other payments due hereunder in excess of $50,000;

                    (iii) All management, employment and consulting contracts to which HNBP is a party (except for ordinary oral arrangements with employees of HNBP creating at will employment relationships), including, but not limited to, any agreements between HNBP and Huntington or any Affiliate of Huntington;

                    (iv) All agreements or commitments for sale (otherwise
               than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

                    (v) All agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

                    (vi) All agreements, loans, contracts, leases,
               guarantees, letters of credit, lines of credit, or commitments of HNBP not referred to elsewhere in this
               Article III which:

                         (A)  involve payment by HNBP (other than as
                    disbursement of loan proceeds to customers) of more than $50,000 in any year;

                         (B)  involve payments based on profits of HNBP;

                         (C) relate to the future purchase of goods or services in excess of the requirements of its business at current levels or for normal operating purposes;

                         (D)  were not made in the ordinary course of
                    business; or

                         (E) materially affect the business or financial condition of HNBP.

               (b) Copies of each document or contract listed and described in Schedule 3.12 to the Disclosure Memorandum are appended to such Schedule and included in the Disclosure Memorandum. HNBP is not in material default or, to Huntington's knowledge, alleged to be in material default under any of the agreements listed on Schedule 3.12. Huntington has no knowledge of any event or condition which, with notice or lapse of time or both, would constitute a material default under any such agreements. The consummation of the Acquisition will not constitute a material default under any such agreements nor will it otherwise cause any of such agreements to be terminated. All such agreements, including but not limited to all contracts relating to the purchase and sale of loans, will continue to be in full force and effect following the Closing Date, without further action by HNBP or BT Financial. HNBP is not currently renegotiating any contract.

               Section 3.13   Employee Benefit Plans.

               (a) Schedule 3.13 to the Disclosure Memorandum contains a complete list of all Employee Benefit Plans in which HNBP is currently a participating employer or with respect to which HNBP has or may have liability (hereinafter individually referred to as an "HNBP Plan" and collectively referred to as the "HNBP Plans"). For each HNBP Plan, to the extent applicable to each such HNBP Plan, complete copies of the following have been delivered to BT Financial or will be delivered as soon as practicable to BT Financial (but in any event, no later than seven (7) days prior to the Closing Date): the documents embodying the HNBP Plans, including the plan documents, all amendments thereto, the related trust or funding agreements, Group Insurance Contracts ("GICs") and, in the case of any unwritten HNBP Plans, written descriptions thereof; Forms 5500 and all schedules thereto for the last three years; financial statements for the last three years; the most recent actuarial report, if applicable, and all employee manuals, handbooks, policy statements, and other written materials given to employees relating to any HNBP Plans. To the knowledge of HNBP and Huntington, no oral or written representations or commitments inconsistent with such written materials have been made to any employee or former employee of HNBP or agent thereof. All of the HNBP Plans are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such HNBP Plans. No such HNBP Plan nor any other Employee Benefit Plan maintained or contributed to by any corporation related to HNBP within the meaning of Code Section 414(b) (an "Affiliate Plan") has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which HNBP would be liable to any Person under Title IV of ERISA if any such HNBP Plan were terminated as of the Closing Date.

          Such HNBP Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to HNBP under Title IV of ERISA relating to any such HNBP Plan or Affiliate Plan that is a multiemployer plan if any such plan were terminated or if HNBP or any related corporation withdrew from any such plan as of the Closing.

               (b) All HNBP Plans and all Affiliate Plans are sponsored by Huntington or Huntington Bancshares. For the purpose of this paragraph, all HNBP Plans and all Affiliate Plans are collectively referred to as "Huntington Employee Benefit Plans." As of the Closing Date, HNBP will cease to be a participating employer with respect to Huntington Employee Benefit Plans. Employees of HNBP who are participants in the Huntington Employee Benefit Plans will stop accruing benefits as of the Closing Date and participants' benefits will be determined according to the terms of the Huntington Employee Benefit Plans. BT Financial shall not have any obligation to employees of HNBP or any other financial obligation or liability with respect to the Huntington Employee Benefit Plans unless the obligation is expressly assumed by BT Financial or expressly continued or established by BT Financial after the Closing.

               (c) The consummation of the transactions contemplated hereby will not create, accelerate or increase any liability under any HNBP Plan because of the creation, acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder, including any obligation to make any payment upon a "change in ownership or control" as such term is defined for purposes of Section 280G of the Code. With respect to the HNBP Plans, no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) exists which could subject HNBP, directly or indirectly, to any liability or tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the HNBP Group, nor any administrator or fiduciary of any HNBP Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner which is likely to subject HNBP to any material liability for a breach of fiduciary or other duty under ERISA or any other law. Schedule 3.13 to the Disclosure Memorandum identifies each HNBP Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). Each Qualified Plan has received a determination letter (or opinion or notification letter, if applicable) from the IRS, or has timely filed for such a determination letter, to the effect that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No determination, opinion or notification letter has been revoked nor has revocation been threatened, nor has any Qualified Plan been amended since the date of the most recent such letter in any respect that might jeopardize the tax qualified status thereof. Each Qualified Plan has been administered according to its terms.

               Section 3.14   Litigation and Regulatory Matters.
          Schedule 3.14 to the Disclosure Memorandum sets forth a list of all actions, suits, or proceedings pending at any time since January 1, 1993, in which HNBP is or was a named party, other than collection or foreclosure actions brought by HNBP in the ordinary course of business and where no counterclaim has been filed against HNBP. Except as set forth on Schedule 3.14 to the Disclosure Memorandum, there is no action, suit, proceeding, claim, or formal written protest by any Person or agency, or any investigation or report by any regulatory authority having jurisdiction over Huntington, HNBP, or any of their Affiliates or their respective businesses or assets which is pending or, to Huntington's knowledge, threatened against Huntington, HNBP, or any of their Affiliates, or their respective assets or businesses which, if adversely determined, would have a material adverse effect on (i) the ability of Huntington or HNBP to satisfy the covenants of this Agreement or complete the Acquisition or (ii) the assets or business of HNBP. HNBP is not subject to, or in default with respect to, nor are any of its assets, its business, the HNBP Common Stock, or the consummation of the Acquisition subject to or affected by, any outstanding judgment, regulatory agreement, injunction, writ, order, or decree or any other requirement of any governmental body or court or of any governmental agency or instrumentality.

               Section 3.15   Compliance with Environmental Laws.    Except
          as disclosed in Schedule 3.15 to the Disclosure Memorandum:

                    (i) To the best of Huntington's and HNBP's knowledge, there are no Environmental Conditions.

                    (ii) No investigation, administrative order, consent order, agreement, litigation or settlement with respect to any Environmental Condition is proposed, threatened or in existence and neither Huntington nor HNBP has received any communication from or on behalf of any Governmental Authority that alleges that any such Environmental Condition exists.

                    (iii) HNBP has obtained, holds, and will maintain all Governmental Approvals. Except as set forth on Schedule 3.15 to the Disclosure Memorandum, HNBP has made all Governmental Filings to any Governmental Authority. Such Governmental Approvals and Governmental Filings are listed on Schedule 3.15 to the Disclosure Memorandum.

                    (iv) HNBP has not transported or disposed of any Hazardous Substances or arranged for the transportation or disposal of such Hazardous Substances to any location which is listed or to the knowledge of HNBP or Huntington proposed for listing under CERCLA, a comparable state statute or other Environmental Law, or which is the subject of federal, state, or local enforcement actions or other investigations which may lead to claims against HNBP for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA. None of the Owned Real Property, Leased Real Property, or Prior Real Property is listed or, to the knowledge of HNBP or Huntington, proposed for listing under CERCLA or under any comparable state or other Environmental Law.

                    (v)  Each of the Governmental Approvals set forth in
          Schedule 3.15 to the Disclosure Memorandum is in full force and effect and is final, any fixed period for appeal or review having elapsed (other than as to ongoing compliance or modification during the term of such Governmental Approval as otherwise provided by law or as indicated in Schedule 3.15 to the Disclosure Memorandum). No such Governmental Approval is subject to any pending suit, action, investigation of which Huntington or HNBP has notice, proceeding, or appeal (whether judicial, administrative, or otherwise) and, to the best of Huntington's or HNBP's knowledge, no such matter is threatened.

                    (vi) HNBP, with respect to its operation or other activities, any Owned Real Property, Leased Real Property, or Prior Real Property, has complied in all respects with, and currently is in compliance in all respects with: (A) the terms and conditions of all Governmental Approvals issued or required pursuant to any Environmental Law, and (B) all other limitations, restrictions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Environmental Law, or in any written notice, order, or demand letter issued, entered, promulgated, or approved pursuant to any Environmental Law.

                    (vii) HNBP has not received any notice of violation or other notification from any Governmental Authority, or any written notice from any third party, alleging that HNBP is now or has been in violation of any Environmental Law.

                    (viii) No ozone depleting substances ("ODS"), polychlorinated biphenyls ("PCBs"), asbestos containing material ("ACM"), or urea formaldehyde insulation is present on or at any Owned Real Property, Leased Real Property, or Prior Real Property and HNBP has complied with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ODS, ACM or PCBs which currently are or may in the past have been located on or at any Owned Real Property, Leased Real Property, and Prior Real Property.

                    (ix) To the knowledge of HNBP or Huntington, there are not now, any underground or aboveground storage tanks and associated piping ("Storage Tanks") on or at any Owned Real Property, Leased Real Property, or Prior Real Property, nor has HNBP owned or operated Storage Tanks at any time. Any such Storage Tanks described on Schedule 3.15 to the Disclosure Memorandum on any Owned Real Property, Leased Real Property, or Prior Real Property are in full compliance with Environmental Laws, are in sound condition, and are not leaking and have not leaked and any Storage Tanks owned or operated by HNBP were owned or operated in compliance with all Environmental Laws, were in sound condition and had not leaked.

                    (x) Neither Huntington nor HNBP, with respect to the ownership, use, occupation, operation and other activities of HNBP, any Owned Real Property, Leased Real Property, and Prior Real Property, has received any written request for information from any Governmental Authority or other person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of Hazardous Substances, including, but not limited to, any information request pursuant to CERCLA, comparable state statutes, or other Environmental Law.

                    (xi) Neither HNBP, nor, to the knowledge of HNBP or Huntington, any other person has ever caused or permitted any Hazardous Substances to be placed, stored, treated, handled, or located on, under or at any Owned Real Property, Leased Real Property, or Prior Real Property or any part thereof other than in the ordinary course of business and in compliance with all Environmental Laws.

                    (xii) HNBP has fully complied with all applicable provisions of any Environmental Laws that condition, restrict, or prohibit the transfer, sale, lease, or closure of any property for environmental reasons; no environmental lien has attached to any portion of HNBP or any Owned Real Property, Leased Real Property, or Prior Real Property and, no governmental actions have been taken or are in progress that could subject any or all of the foregoing to any such lien.

                    (xiii) There have been no past and there are no pending or contemplated claims by HNBP, under any Environmental Laws based on actions of others that may have impacted any Owned Real Property, Leased Real Property, or Prior Real Property, and HNBP has not entered into any agreement with any person regarding liabilities or responsibilities with respect to (A) any Environmental Law, (B) remedial action, or (C) other environmental expense (including contingent liabilities).

                    (xiv) HNBP has not agreed to retain, assume, or guarantee the costs of any investigation, removal, response, remediation, or cleanup of any property.

                    (xv) HNBP has provided copies of all material reports, documents, and other information pertaining to compliance with Environmental Laws and environmental matters or liabilities arising out of, resulting from, or in connection with the operations of HNBP, any Owned Real Property, Leased Real Property, or Prior Real Property.

               Section 3.16   Interim Events.    Except as disclosed on
          Schedule 3.16 to the Disclosure Memorandum and as otherwise permitted hereunder, since December 31, 1994, HNBP has not:

               (a) Suffered any changes having a material adverse effect on the financial condition, assets, liabilities, income, or business of HNBP or in the operation or conduct of its business;

               (b) Suffered any material damage, destruction, or loss to any of its material properties whether covered by insurance or not;

               (c)  Adopted any change in any accounting policy or method;

               (d) Granted or agreed to grant any increase in benefits payable or to become payable under any HNBP Employee Benefit Plan;

               (e) Cancelled or compromised any debt or claim, other than in the ordinary course of business;

               (f) Entered into any material transaction, contract, or commitment, other than in the ordinary course of business;

               (g) Incurred any obligation or liability (fixed or contingent), other than obligations and liabilities incurred in the ordinary course of its business;

               (h) Mortgaged, pledged, or subjected to a lien, security interest, or other encumbrance any of its assets except to tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens:
          (i) required to be granted in connection with the acceptance by HNBP of government deposits; (ii) granted in connection with repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

               (i) Conducted its business in any manner other than substantially as it was being conducted prior to such time;

               (j) Leased, sold or otherwise disposed of any of its assets, except in the ordinary course of business, or leased, purchased, or otherwise acquired from third parties any assets except in the ordinary course of business;

               (k) Except for the transactions contemplated by this Agreement, merged, consolidated, or agreed to merge or consolidate with or into any other Person, or acquired or agreed to acquire any stock, equity interest, or business of any other Person;

               (l) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of business;

               (m) Increased the salary of any officer or the compensation or fees payable to any director, except for normal increases in the ordinary course of business or in accordance with any HNBP

          Employee Benefit Plan, or entered into any employment contract with any officer or salaried employee or installed any employee welfare, stock option, profit sharing, or other similar plan or arrangement; or

               (n) Authorized or issued shares of HNBP Common Stock or declared or paid distributions with respect to the HNBP Common Stock or redeemed or repurchased any such shares, except as otherwise provided in this Agreement.

               Section 3.17   Disclosures.    No representation or warranty
          made herein (including the recitals hereto) by Huntington or HNBP contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading.

               Section 3.18   Approval Delays.    Huntington knows of no
          reason why the granting of any of the regulatory approvals referred to in Section 9.4 would be denied or unduly delayed.

               Section 3.19   Brokerage Commissions.    No broker or finder
          has acted for Huntington, HNBP, or any of their respective Affiliates in connection with the execution and delivery of this Agreement or the Acquisition. Huntington shall indemnify and hold harmless BT Financial from any claim, suit, loss, or expense resulting from a breach of the foregoing representation and warranty.

               Section 3.20   No Subsidiaries.    HNBP does not own,
          directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization.

               Section 3.21   Compliance with Laws.    Each of Huntington
          and HNBP is in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. Each of Huntington and HNBP has paid all assessments and filed all reports and statements required to be filed with respect thereto under the rules and regulations of the Department of Banking, the Federal Reserve Board and the OCC.

               Section 3.22   Agreements with Banking Authorities.
          Neither Huntington nor HNBP is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, the Department of Banking, the OCC, the Federal Reserve Board or any other regulatory agency which restricts its activities in any manner, or in any manner relates to the capital adequacy, credit policies or management of HNBP, nor has Huntington or HNBP been advised by any such regulatory agency that it is contemplating, issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, commitment letter or similar undertaking.

               Section 3.23   Loans.    All loans made by HNBP have been
          made in good faith and for good and valuable consideration in the usual and ordinary course of HNBP's business, and all notes, mortgages, deeds of trust, security agreements and other evidences of such loans or the security therefor are true and genuine and are what they purport to be. All loans reflected as assets in HNBP's consolidated statement of financial condition dated December 31, 1994 or made or acquired by HNBP since December 31, 1994, through the date hereof, are, in all respects, to the best of HNBP's or Huntington's knowledge, binding obligations of the respective obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no amount thereof is subject to any defenses that have been asserted against HNBP.
          All loans sold by HNBP, including whole loans and participations, were sold without recourse except as set forth in Schedule 3.23 to the Disclosure Memorandum. As of December 31, 1994, except as set forth in Schedule 3.23 to the Disclosure Memorandum, HNBP:
          (i) had no loans, of any type or character, in its portfolio
          (A) exceeding its lending limits under applicable provisions of Pennsylvania and federal law, or (B) in violation of Regulation 0, 12 C.F.R. Part 215 or 12 C.F.R. 563.43, or similar provisions under Pennsylvania law; (ii) had no loan in its portfolio in excess of $100,000 which was not secured by a mortgage, note, deed of trust, security agreement or other security, and (iii) had no loans, of any type or character, in its portfolio in excess of $100,000 which were or should have been as of such date
          (A) considered non-performing or placed on a non-accrual status or (B) classified by HNBP as other loans specially mentioned, substandard, doubtful, or loss loans, except in any case such loans as were listed on HNBP's most recent internal classified asset report, a copy of which has been made available to BT Financial. For purposes of this Agreement, "non-performing" and "non-accrual" shall mean any loan delinquent for 90 days or more as to the payment of interest and/or principal.

               Section 3.24   Core Deposits.    HNBP has delivered to, or
          made available for inspection by, BT Financial a summary of the total amounts held by depositors that in the aggregate each have less than $100,000 on deposit with HNBP ("Core Deposits"). In addition, HNBP has delivered to, or made available for inspection by, BT Financial a complete list of all depositors that have monies on deposit at Huntington that are not Core Deposits.

               Section 3.25   Personal Property.    All personal property
          used by HNBP in its business is either owned or leased by HNBP and is in good operating condition, excepting for normal maintenance and replacements, and is suitable for the operations and business as currently conducted by HNBP.

               Section 3.26   Labor Relations.    There are no pending or
          threatened labor disputes with any employees of HNBP. HNBP is not a party to a collective bargaining agreement with any of its employees. HNBP has no existing employment contracts with any of its current or former employees, directors or officers.

               Section 3.27   Related Party Transactions.    Except as
          disclosed in Schedule 3.27 to the Disclosure Memorandum, (a) HNBP has no current contractual arrangement with or commitment to or from any of its officers, directors or employees other than such as are terminable at will; (b) all current extensions of credit to the shareholders, officers, directors and employees of HNBP as well as business organizations, individuals and affiliates associated with HNBP have been made in the ordinary course of HNBP's business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other banking customers, and did not, at the time they were entered into, involve more than the normal risk of collectibility or present other unfavorable features and are in compliance with all applicable regulations of the OCC and the Federal Reserve Board (including without limitation 12 C.F.R. 563.43); (c) since January 1, 1990, all transactions with the shareholders, officers, directors, employees and affiliates of HNBP have complied in all respects with the rules of the OCC and the Federal Reserve Board regarding such transactions, including delivery of all reports required thereunder; and (d) the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, lapse of time or the giving of notice or failure to cure) result in any payment (severance or otherwise) becoming due from any of the Parties to any director, officer, employee or affiliate of HNBP.

               Section 3.28   Consents and Approvals.    Except for (a) the
          approval of the Department of Banking, the OCC, and the Federal Reserve Board of BT Financial's acquisition of all of the issued and outstanding shares of HNBP; (b) the approval of the shareholders of HNBP; (c) the obtaining of third party consents as set forth in the Schedule 3.28 to the Disclosure Memorandum; and (d) the expiration of any regulatory waiting period, no consents or approvals of or filings or registrations with any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Huntington or HNBP of this Agreement and their performance of the transactions contemplated hereby.

               Section 3.29   Investments.    Except as set forth in
          Schedule 3.29 to the Disclosure Memorandum, (a) the investments reflected in HNBP's consolidated statement of financial condition as of [December 31, 1994] are a true, correct and complete list of the investments of HNBP, (b) none of such investments are in real estate, equity securities or corporate debt securities not of investment grade as defined in Section 28(d) of the Federal Deposit Insurance Act; (c) no restrictions, contractual, statutory or other, exist which would impair the ability of BT Financial to freely dispose of such investments at any time;
          (d) HNBP does not engage in interest rate hedging contracts; (e) HNBP does not engage in other off-balance sheet activities requiring disclosure under Financial Accounting Standard Number 105; (f) all mortgage-backed securities contained in the portfolio of HNBP are fully insured by the FHLMC, FNMA, or GNMA, or qualify as high quality mortgage related securities; and (g) the investment portfolio of HNBP does not contain any agreement, document or instrument that could be considered a high risk collateralized mortgage obligation under applicable financial institutions regulatory guidelines.

               Section 3.30   Intellectual Property.    HNBP does not own
          any patents, trademarks, tradenames, copyrights and applications therefor, or trade secrets. No claim, suit, or action is pending or, to the knowledge of HNBP, threatened against HNBP alleging that HNBP has infringed or is infringing upon the intangible rights of another party, or that HNBP's use of any patents, trademarks, trade names, copyrights or applications therefor, or trade secrets infringes or conflicts with the rights of another party.

               Section 3.31   Minute Books.    The minute books of HNBP,
          which have been and will continue to be made available through the Closing Date to BT Financial, contain true, correct, and complete records of all meetings of the shareholders, the Board of Directors, and all committees thereof and accurately reflect all of the corporate action of the shareholders, the Board of Directors, and all committees thereof.

               Section 3.32   Reverse Repurchase Agreements.    With
          respect to all agreements pursuant to which HNBP has purchased securities subject to an agreement to resell, if any, HNBP has a valid, perfected first lien or security interest in the government securities or other collateral securing the reverse repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               Section 3.33   Administration of Trust Accounts.    HNBP
          does not engage in any trust activities.


                                      ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BT FINANCIAL

               BT Financial hereby represents and warrants to Huntington and HNBP as follows:

               Section 4.1    Organization and Authority.    BT Financial
          is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has full corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

               Section 4.2    Authorization.    The execution, delivery,
          and performance of this Agreement by BT Financial and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding obligation of BT Financial, enforceable in accordance with its terms, subject only to the approval of the Pennsylvania Department of Banking, the Federal Reserve Board, and the OCC, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws and subject to general principles of equity.

               Section 4.3    Absence of Defaults.    The execution,
          delivery, and performance of this Agreement by BT Financial and the consummation by it of the transactions contemplated hereby do not and shall not: (a) require the consent, waiver, order, registration, qualification, approval, license, or authorization of any Person, court, regulatory authority, or other governmental body, other than as specifically contemplated by this Agreement;
          (b) subject to compliance with all applicable laws and regulations, violate, with or without the giving of notice or the passage of time or both, in any material respect any provision of law applicable to it; (c) conflict with or result in a breach of any terms of their respective charters or bylaws, or any material agreement which would have a material adverse effect on the ability of BT Financial to satisfy the covenants of this Agreement or to complete the Acquisition.

               Section 4.4    Litigation and Regulatory Matters.    There
          is no action, suit, proceeding, claim, or formal written protest by any Person or agency, or any investigation or report by any regulatory authority having jurisdiction over BT Financial or any of its Affiliates or any of their respective businesses or assets which is pending, or, to the knowledge of BT Financial , threatened against BT Financial or any of its Affiliates, or their respective business or assets, which, if adversely determined, would have a material adverse effect on the ability of BT Financial to satisfy the covenants of this Agreement or to complete the Acquisition.

               Section 4.5    Disclosures.    No representation or warranty
          made herein by BT Financial contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein under the circumstances under which they were made not misleading.

               Section 4.6    Approval Delays.    BT Financial knows of no
          reason why the granting of any of the regulatory approvals referred to in Section 8.7 would be denied or unduly delayed.

               Section 4.7    Brokerage Commissions.    No broker or finder
          has acted for BT Financial in connection with the execution and delivery of this Agreement or the Acquisition. BT Financial shall indemnify and hold harmless HNBP from any claim, suit, loss or expense resulting from a breach of the foregoing representation and warranty.


                                      ARTICLE 5
                               COVENANTS OF HUNTINGTON

               From and after the date hereof and until the Closing, Huntington and HNBP hereby covenant and agree with BT Financial as follows:

               Section 5.1    Information; Access.    BT Financial and  its
          representatives and agents shall, at all times during normal business hours prior to the Closing Date, have full and continuing access to the facilities, operations, records, and properties of HNBP, and Huntington and HNBP shall take such steps as may be necessary to ensure that BT Financial and its representatives and agents may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records, and properties of HNBP and of its financial and legal condition as BT Financial shall deem necessary or advisable to familiarize itself with such records, properties, and other matters; provided, that such access or investigation shall not interfere unnecessarily with the normal operations of HNBP. All such records shall be subject to the Confidentiality Agreement.

               Section 5.2    Conduct of Business.

               (a) From the date hereof to the Closing, HNBP shall carry on its business diligently and substantially in the same manner as is presently being conducted and shall not make or institute or permit to be made or instituted any unusual or material change in HNBP's methods of doing business without the prior written consent of BT Financial. From the date hereof until the Closing, unless otherwise contemplated by this Agreement or consented to in writing in advance by BT Financial, HNBP shall:

                    (i) Use all reasonable efforts to preserve its present business organization intact, keep available the services of its present officers and employees, and preserve its present relationships with Persons having business dealings with it and to maintain all of its tangible property in customary repair, order and condition (reasonable wear and tear excepted);

                    (ii) Maintain its books, accounts, and records in the usual, regular, and ordinary manner, on a basis consistent with prior years and comply in all material respects with all laws and regulations applicable to it and to the conduct of its business;

                    (iii) Make no amendment to its charter or bylaws and enter into no merger or consolidation with, sell a significant portion of its assets to, acquire substantially all the assets of, or enter into any other transaction not in the ordinary course of business with, any other Person;

                    (iv) Grant or make no option, warrant, call, right, commitment, or any other security or agreement of any character obligating it to issue any shares of its capital stock;

                    (v) Make no increase in the compensation payable or to become payable by it to any employee except for normal periodic increases, and as may be required, or as is normal and customary based upon past practices over the last fiscal year, under the terms of any existing HNBP Employee Benefit Plan;

                    (vi) File in a timely manner all required filings with all proper regulatory authorities and cause such filings to be true and correct in all material respects;

                    (vii) Enter into no employment, consulting, or similar agreement or arrangement, create or award no pension or profit sharing plan, bonus, deferred compensation, death benefit or retirement plan, or any other employee benefit plan, or grant no bonuses to any officer, director, or employee, except as set forth in Schedule 5.2(vii) to the Disclosure Memorandum;

                    (viii) Pay no cash dividends to its stockholder, issue no capital notes or shares of its capital stock, and declare, pay, or make no other distribution (including distribution of a stock dividend) or payment in respect of, or redemption of, shares of HNBP Common Stock other than the Permitted Dividends (as defined below), and make no split with respect to the HNBP Common Stock;

                    (ix) File with the appropriate governmental agencies all federal, state, and local income, franchise, excise, sales, use, real and personal property, and other tax returns and reports required to be filed by it and pay when due any tax or any other liability or charge, other than charges contested in good faith by appropriate proceedings;

                    (x) Not make any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

                    (xi) Not incur any liability or obligation or make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of business;

                    (xii) Not, unless permitted by BT Financial or as set forth in Schedule 5.2(xii) to the Disclosure Memorandum, take any action that would entitle any employees of HNBP to receive severance pay prior to the Closing Date;

                    (xiii)  Not intentionally do anything or
               intentionally fail to do anything that will cause a breach or a default under any contract, agreement, commitment or obligation to which it is a party or by which it may be bound;

                    (xiv) Not, except for securities transactions effected in the ordinary course of business with the prior consent of BT Financial (which consent shall not be unreasonably withheld), make any capital expenditures in excess of $5,000 for any individual item or $25,000 in the aggregate;

                    (xv) Not modify or extend any service bureau contracts, hardware/software maintenance agreements, lease agreements or other contracts that involve annual payments by HNBP that exceed $5,000 per contract or $25,000 in the aggregate;

                    (xvi)  Not change its lending, borrowing,
               investment, asset/liability management, or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives, except that, in connection with the closing of the transactions contemplated hereby, HNBP shall cooperate in good faith with BT Financial to adopt policies, practices, and procedures consistent with those utilized by BT Financial and its affiliates;

                    (xv)  Not open any branch offices;

                    (xvi) Not make, change, or revoke any tax election or make any agreement or settlement with any taxing authority;

                    (xvii)  Promptly advise BT Financial in writing of
               (A) the initiation of any litigation of any kind against it or any litigation by it and (B) the happening of any event which in the reasonable belief of its management may have an adverse effect on either HNBP;

                    (xviii)  Continue in effect its present insurance
               coverage at the present levels on all properties, assets, business, and personnel; and

                    (xix) Use its best efforts to preserve its business organization intact, to keep available its present employees, to preserve its relationships with customers and others having business dealings with it, and to maintain all of its tangible property in customary repair, order, and condition (reasonable wear and tear excepted).

               (b) Except as otherwise agreed to in writing by Huntington and BT Financial, on or before the Closing, Huntington shall cause all contracts, agreements, or arrangements between HNBP and Huntington or any Huntington Affiliate to be terminated or cancelled effective as of the Closing. Huntington shall ensure that neither BT Financial nor any of its Affiliates shall have any liability or any obligation pursuant to any Huntington Employee Benefit Plan or any HNBP Employee Benefit Plan. Furthermore, Huntington shall take or cause to be taken such action as may be necessary to terminate HNBP's participation in all of the Huntington Employee Benefit Plans, to terminate all of the HNBP Employee Benefit Plans, and to make any distributions required by the terms of any such plans. Notwithstanding anything contained herein to the contrary, the obligations of Huntington contained in the immediately two preceding sentences shall survive the Closing.

               Section 5.3    Subsequent HNBP Financial Statements.    As
          soon as available after the date hereof, Huntington and HNBP will furnish BT Financial copies of HNBP's unaudited balance sheets and the related statements of income and statements of changes in stockholders' equity for each annual and quarterly period subsequent to June 30, 1995, completed prior to the Closing Date, the Call Reports for each quarterly period completed prior to the Closing Date, and all other financial reports or statements submitted to regulatory authorities after the date hereof and prior to the Closing Date to the extent permitted by law, and monthly lists of all doubtful, non-performing, or problem loans (collectively, the "Subsequent HNBP Financial Statements"). The Subsequent HNBP Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present the financial condition and results of operations for the dates and periods presented.

               Section 5.4    Advice of Changes.    Between the date hereof
          and the Closing Date, Huntington and HNBP shall promptly advise BT Financial in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein materially untrue. Prior to the Closing Date, Huntington shall deliver to BT Financial a supplement to the Disclosure Memorandum, which shall contain a description of any and all such matters.

               Section 5.5 Information Provided to BT Financial. Huntington and HNBP agree that none of the information concerning Huntington, HNBP, or any Affiliate of either of them, which is provided or to be provided by Huntington, HNBP, or any such

          Affiliate to BT Financial for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Huntington shall have no responsibility for the truth or accuracy of any information with respect to BT Financial or any of its Affiliates contained in such filings.

               Section 5.6    Reasonable Efforts; Further Actions.
          Subject to the terms and conditions of this Agreement, Huntington and HNBP agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to satisfy the conditions set forth herein and to consummate and make effective the transactions contemplated by this Agreement by December 31, 1995. In case at any time after the Closing any further action is necessary and reasonable to carry out the purposes of this Agreement or to vest BT Financial or any of its Affiliates with full title to all properties, assets, rights, approvals, immunities, and franchises of HNBP, the proper officers and directors of Huntington shall take or cause to be taken all such necessary and reasonable action.

               Section 5.7    Acquisition Proposals.    Neither Huntington,
          HNBP, nor any of their respective officers, directors, or other affiliates (as defined in Rule 12b-2 under the Exchange Act) (each, for the purposes hereof, an "Affiliate") shall, and Huntington and HNBP shall cause their respective employees, agents, and representatives (including, without limitation, any investment banking, legal, or accounting firm retained by Huntington or HNBP and any individual member or employee of the foregoing) (each, an "Agent") not to, (i) initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to any of them or their respective shareholders) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, HNBP (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (iii) otherwise cooperate in any effort or attempt to make, implement, or accept an Acquisition Proposal. Huntington or HNBP shall notify BT Financial immediately if any inquiries, proposals, or offers related to an Acquisition Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with, them or any individual or entity referred to in the first sentence of this Section 5.7, and of the terms and other details of any such Acquisition Proposal or request.


                                      ARTICLE 6
                              COVENANTS OF BT FINANCIAL

               From and after the date hereof and until the Closing, BT Financial hereby covenants and agrees with Huntington and HNBP as follows:

               Section 6.1    Regulatory Filings.    As soon as practicable
          after the date hereof, BT Financial shall make all appropriate filings necessary to obtain the regulatory approvals referred to in Sections 8.7 and 9.4. BT Financial shall in good faith pursue the regulatory approvals necessary to consummate the transactions contemplated in this Agreement. At a reasonable time prior to any such filing, BT Financial shall provide to Huntington's counsel a copy of each application and any subsequent written responses to regulatory comments thereon filed with federal or state regulatory officials to obtain such approvals and Huntington's counsel shall be given a reasonable opportunity to comment thereon. BT Financial will provide Huntington's counsel with a copy of all such filings and with a copy of all written communications between BT Financial and any such regulatory authorities relating to such regulatory filings and promptly will inform Huntington's counsel as to the substance of any oral communications with regulatory authorities.

               Section 6.2    Advice of Changes.    Between the date hereof
          and the Closing Date, BT Financial shall promptly advise Huntington in writing of any fact which, if existing or. known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein materially untrue.

               Section 6.4    Reasonable Efforts.    Subject to the terms
          and conditions of this Agreement, BT Financial agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to satisfy the conditions set forth herein and to consummate and make effective the transactions contemplated by this Agreement by December 31, 1995.

               Section 6.5    Change of Name.    As soon as reasonably
          practicable after the Closing, BT Financial shall cause the name of HNBP to be changed to a name that does not include the word "Huntington." Notwithstanding anything contained herein to the contrary, the obligations of BT Financial contained in this Section shall survive the Closing.

                                      ARTICLE 7
                         ADDITIONAL COVENANTS OF THE PARTIES

               Section 7.1    Cooperation.    Each of the parties and their
          respective Affiliates will fully and promptly cooperate with each other and their respective counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

               Section 7.2    Employees of HNBP.    If within 60 days
          following the Closing Date, BT Financial or an Affiliate of BT Financial discharges a current officer or employee of HNBP, other than officers and employees of HNBP who are also officers or employees of Huntington or any Huntington Affiliate other than HNBP (an "HNBP Employee"), other than for cause, BT Financial shall, or shall cause an Affiliate of BT Financial to, pay to such HNBP Employee severance pay in an amount equal to such employee's regular daily salary multiplied by the number of days between the effective date of such employee's termination and the date that is 60 days after the Closing Date. Except with respect to any defined benefit pension plans sponsored by BT Financial or an Affiliate of BT Financial, after the Closing, it is the present intent of BT Financial to provide to eligible HNBP Employees the same employee benefits offered to employees of BT Financial or its Affiliates and to give credit to such HNBP Employees for all service with HNBP or its predecessor for purposes of eligibility, participation, and vesting, but not benefit accruals, to the extent permissible under all applicable laws and regulations and the terms and benefits of BT Financial's current employee benefit plans or those of its Affiliates. With respect to any defined benefit pension plans sponsored by BT Financial or an Affiliate of BT Financial, HNBP Employees will be provided such service and benefits thereunder, if any, as may be required by the Code, ERISA, or other applicable law. For purposes of this Section, employment by BT Financial shall include employment at HNBP's principal place of business in excess of twenty hours per week or full-time employment in an office of BT Financial or one of its subsidiaries, unless such office is greater than 75 miles from HNBP's principal place of business. Nothing contained in this Section shall be deemed to be a contract for employment nor a guaranty or right to employment with BT Financial or its Affiliates for any person, nor shall anything contained in this Section constitute an agreement by BT Financial or its Affiliates not to revise, amend, revoke, or terminate any employee benefit plan or arrangement that it may in the future make available to its employees, including HNBP Employees. Notwithstanding anything contained herein to the contrary, the obligations of BT Financial contained in this Section shall survive the Closing.

               Section 7.3    Expenses.    Except as otherwise provided
          herein, all costs and expenses incurred by BT Financial or an Affiliate of BT Financial, including the fees of their accountants and attorneys, in connection with this Agreement and the Acquisition shall be borne by BT Financial, and all costs and expenses incurred by Huntington, HNBP, or any of their Affiliates, including the fees of their respective accountants and attorneys, in connection with this Agreement or the Acquisition, shall be borne by Huntington.

               Section 7.4    Confidentiality; Publicity.    The
          Confidentiality Agreement will continue in full force and effect, except that such agreement is hereby modified and amended to redefine the term "Evaluation Material," as used in the Confidentiality Agreement, to include all Confidential Information received on or after the date hereof by any of the parties to the Confidentiality Agreement. Prior to the Closing, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law or by the rules of the NASD in the opinion of counsel. A copy of such press release or public disclosure (or, if not in written form, a written description thereof) shall be provided to the other parties prior to the dissemination thereof.

               Section 7.5    Permitted Dividends.    The parties agree
          that HNBP may declare and pay dividends (the "Permitted Dividends") to Huntington (a) during the third quarter of 1995, in the amount of $260,000, (b) during the fourth quarter of 1995, in the amount of $266,000, and (c) during the first and any subsequent quarter of 1996 prior to the Closing Date, in an amount equal to the net earnings of HNBP for such quarter or for such part of the quarter ending on the Closing Date for the quarter in which the Closing occurs. HNBP shall make the final Permitted Dividend payment to Huntington on or before the Closing Date.

               Section 7.6    Tax Matters.

               (a)  Sales and Transfer Taxes.    All sales and transfer
          Taxes (including stock transfer Taxes, if any), incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by BT Financial. BT Financial and Huntington shall, at their own expense, file or prepare for filing all necessary Tax Returns and other documentation with respect to all such sales or transfer Taxes. If required by applicable law or if necessary to secure any applicable exemption, BT Financial or Huntington, as the case may be, shall join in the execution of any such Tax Returns or other documentation.

               (b)  Tax Sharing Agreements.    Any tax sharing agreement
          between Huntington Affiliates and HNBP (except as specified in this Agreement) shall be terminated as of the Closing and will have no further effect for any taxable year (whether the current year, future year, or a past year).

               (c)  Taxes of Other Persons.    Huntington agrees to
          indemnify and hold harmless BT Financial and HNBP from and against any adverse tax consequences that BT Financial or HNBP may suffer resulting from, arising out of, relating to, in the nature of, or caused by any tax liability of Huntington Bancshares and its Affiliates, other than HNBP, arising under
          Section 1.1502-6 of the rules and regulations promulgated by the IRS pursuant to the Code (or any similar provision of state or local law).

               (d) Returns for Periods Through the Closing Date. Huntington shall cause the income of HNBP to be included on Huntington Bancshares' consolidated federal income tax returns for all periods through and including the Closing Date and pay all federal income taxes attributable to such income (other than Taxes arising from an event occurring after the Closing which is not in the ordinary course of business or an event referred to in
          Section 7.6(e)). BT Financial agrees to report all transactions occurring after the Closing Date, all transactions occurring after the Closing which are not in the ordinary course of business, and all transactions referred to in Section 7.6(e) on BT Financial's or its Affiliates Tax Returns and pay the Taxes attributable to such transactions. After the Closing, BT Financial will furnish tax information to Huntington for inclusion in Huntington Bancshares' federal income tax return for the period which includes the Closing Date in accordance with HNBP's past customs and practice. Such information shall be provided within two months after the Closing Date. The income of HNBP will be apportioned to Huntington for the period up to and including the Closing Date and to BT Financial or its Affiliates for the period after the Closing Date, by closing the books of HNBP as of the Closing Date or, if the books of HNBP are not to be closed as of the Closing Date, by reference to the HNBP Financial Statements as of the last day of the month ended immediately prior to the month in which the Closing occurs, with an appropriate adjustment for the period between the end of such prior month and the Closing Date. Prior to the Closing, Huntington will direct HNBP to make a dividend or similar payment to Huntington or a Huntington Affiliates equal to the unpaid Taxes reflected in the HNBP Financial Statements as of the Closing Date or, if HNBP Financial Statements are not to be prepared for the period ending as of the Closing Date, equal to the unpaid taxes reflected in the HNBP Financial Statements dated as of the last day of the month ended immediately prior to the month in which the Closing occurs, with an appropriate adjustment for the period between the end of such prior month and the Closing Date. Such amount shall be in addition to the Permitted Dividends specified in Section 7.5. BT Financial will, at Huntington's request, join in making any tax elections that do not have a material adverse effect on BT Financial.

               (e)  Section 338 Election or Similar Tax Treatment.     BT
          Financial and its Affiliates shall be liable for, and shall indemnify and hold Huntington and its Affiliates harmless against, any liability for Taxes of Huntington or any of its Affiliates resulting from: (i) an election or deemed election under Section 338 of the Code in any way related to this Agreement or attributable to an occurrence involving HNBP or its successor after the Closing; or (ii) any other election, distribution, contribution, liquidation, merger, reorganization, reincorporation, or other event made or caused by BT Financial or its Affiliates (including any event contemplated by this Agreement) which occurs after the Closing.

               (f)  Indemnity for and Refund of Taxes.

                    (i)  In addition to the indemnification provided in
               Section 7.6(c), Huntington shall pay, indemnify, defend, and hold harmless BT Financial and HNBP against all Taxes and liability relating to Tax Returns (including interest and penalties and any pending or future assessments), attributable to HNBP with respect to any taxable period ending on or prior to the Closing Date except those resulting from an event occurring after the Closing which is not in the ordinary course of business or an event referred to in Section 7.6(e). The amount of Huntington's indemnification obligation under this Section 7.6(f) shall be reduced by any amount previously reserved or accrued for Taxes on the HNBP Financial Statements dated as of the Closing Date or, if the HNBP Financial Statements are not to be prepared for the period ending as of the Closing Date, such amount shall be reduced by any amount previously reserved or accrued for Taxes on the HNBP Financial Statements dated as of the last day of the month ended immediately prior to the month in which the Closing occurs, with an appropriate adjustment for the period between the end of such prior month and the Closing Date. Notwithstanding any other provisions of this Agreement, the obligation of Huntington to indemnify and hold harmless BT Financial and HNBP from Taxes under this Section 7.6(f) shall begin on the Closing Date and end thirty (30) days following the expiration of the statute of limitations applicable to the assessment and collection of any Taxes for and against which BT Financial and HNBP are indemnified and held harmless by Huntington hereunder, to the extent that a claim for indemnity hereunder has not theretofore been made in writing.

                    (ii) BT Financial shall indemnify, defend, and hold harmless Huntington and its Affiliates against all Taxes and liabilities relating to Tax Returns attributable to HNBP with respect to any taxable period beginning after the Closing Date and for Taxes (including interest and penalties and any pending or future assessments) resulting from any transaction occurring after the Closing which is not in the ordinary course of business and for any transaction referred to in Section 7.6(e).

                    (iii) Huntington shall be entitled to any credits or refunds of Taxes (including interest) attributable to HNBP with respect to any taxable period ending on or prior to the Closing Date. Any tax refund (including interest) to which Huntington is entitled under this Section 7.6(f) but that is received by or credited to BT Financial and HNBP at any time after the Closing Date shall promptly be paid to Huntington following such receipt or crediting.

               (g)  Income Tax Audits.    BT Financial will have the
          responsibility for all audits or other proceedings involving any income tax liability involving HNBP, except that Huntington shall be responsible for any audit or other proceeding involving a period for which a return was (or which the taxing authority alleges should have been) filed on a consolidated, combined, or unitary basis with Huntington Bancshares. The party responsible for the audit or other proceeding (the "Responsible Party") shall be entitled to receive, at least five days in advance of any payment that it makes in connection with the settlement or other disposition of such proceeding, the part of any such payment for which the other party (the "Other Party") is liable under this Section. The Responsible Party shall give the Other Party prompt notice of any preparer's adjustment and any discussions that are likely to result in a preparer's adjustment to a return that may result in an additional liability to the Other Party. Huntington and BT Financial shall cooperate in the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

               (h)  Preparation of W-2's.    Huntington will provide BT
          Financial with all necessary payroll records for the calendar year which includes the Closing Date. BT Financial shall furnish a Form W-2 and other appropriate state or local forms to each employee employed by BT Financial who had been employed by Huntington disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Huntington shall be relieved of the responsibility to do so.

               Section 7.7    Environmental Study.    Within 45 days
          following the date of this Agreement, at the option of BT Financial, BT Financial shall cause a Phase I environmental assessment ("Phase I assessment") of each of HNBP's owned branch offices to be completed, at its sole cost and expense. If BT Financial should determine pursuant to the results of such Phase I assessment that (i) there has been any storage, discharge, disposal, release, or emission of any Hazardous Substance in, on, or from any Owned Real Property and (ii) BT Financial reasonably believes that it could become responsible for the remediation of such storage, discharge, disposal, release, or emission or become liable for monetary damages resulting therefrom, then BT

          Financial shall inform Huntington and HNBP in writing with specificity within fifteen days of BT Financial's receipt of the Phase I assessment. Upon receipt of such notice, if the costs to remedy the defects specified in such notice are reasonably expected to be less than $50,000 in the aggregate, HNBP shall take all necessary actions to correct the defects specified in the notice. Upon completion of such corrective action to the satisfaction of BT Financial, or HNBP's proving to BT Financial that BT Financial would not be responsible for remediation or be liable for monetary damages (unless, in BT Financial's reasonable opinion, the results of the Phase I assessment would materially adversely affect the marketability of said property), BT Financial shall remove any objection it may have with respect to that certain parcel of Owned Real Property and proceed promptly toward Closing. If the costs to remedy the specific defects set forth in such notice are reasonably expected to exceed $50,000 in the aggregate, then HNBP may, but shall not be required to, take all necessary actions to correct the defects specified in the notice, and if HNBP corrects such defect to the satisfaction of BT Financial, BT Financial shall remove any objection it may have with respect to that certain parcel of Owned Real Property and proceed promptly toward Closing, and, if HNBP elects not to correct such defect or if HNBP fails to correct such defect, BT Financial, in its sole discretion, may terminate this Agreement.

               Section 7.8    Indemnification by Huntington.    Huntington,
          and, if there shall be no Closing, HNBP, shall indemnify, defend, save, and hold BT Financial and its officers, directors, employees, agents, and Affiliates, including, after the Closing, HNBP (collectively, the "Indemnified Parties" and, individually, an "Indemnified Party") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs, and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious) (collectively, "Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any of the Indemnified Parties, directly or indirectly, in connection with or arising out of (a) the EEOC claim filed against HNBP by David Tritsch, (b) any potential claim that may be asserted against HNBP in connection with or arising out of an incident that occurred between James Shinnshock, Jr., and an individual employed by or otherwise affiliated with Nelson Steel Company, and (c) any liability relating in any way to the resolution of the pending dispute with the Pennsylvania Department of Taxation in relation to the New Bank Tax Credit taken by HNBP for tax years 1990 and 1991 (the "New Bank Credit Dispute"). The parties agree that, prior to the Closing Date, Huntington shall transfer the liability currently on the books of HNBP as a reserve in relation to the New Bank Tax Credit Dispute, in the aggregate amount of $157,008, and shall be entitled to transfer cash in the same amount from HNBP to Huntington, by way of dividend or otherwise, which shall be in addition to the Permitted Dividends specified in Section 7.5 hereof.

               Section 7.9    Notice of Claims.    If any Indemnified Party
          believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under
          Section 7.5, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under
          Section 7.5 or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

               Section 7.10   Third Party Claims.    The Indemnified Party
          shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action, or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct, and control the conduct and settlement of such action or suit, the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages, including fees and expenses of counsel for the Indemnified Party, incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

                                      ARTICLE 8
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BT FINANCIAL

               The obligations of BT Financial under this Agreement are subject, unless waived by BT Financial, to the satisfaction of the following conditions on or prior to the Closing:

               Section 8.1    Disclosure Memorandum.    BT Financial shall
          have reviewed the Disclosure Memorandum and all contracts, commitments, leases, deeds, agreements, and other documents relating to the information set forth therein or herein and shall be satisfied, in a good faith exercise of its sole discretion, that such Disclosure Memorandum and related documents do not disclose any adverse facts, problems, or conditions which, when viewed in the aggregate, are material. This condition shall be deemed to have been satisfied on the close of business on the day that is fifteen (15) Business Days after receipt by BT Financial of the Disclosure Memorandum unless, prior to such time, BT Financial has notified Huntington and HNBP that it is not satisfied with the contents of the Disclosure Memorandum or related documents. If BT Financial shall so notify Huntington and HNBP that it is not satisfied with the contents of the Disclosure Memorandum or related documents because such materials disclose one or more adverse facts, problems, or conditions, whether material or not, individually or in the aggregate, Huntington and HNBP shall make a good faith effort to cure the defect or defects to the satisfaction of BT Financial within a period of fifteen (15) Business Days after receipt by Huntington and HNBP of such notice. If Huntington and HNBP cure the defect or defects within such cure period and BT Financial gives written notice to Huntington and HNBP of its satisfaction with such cure, or if BT Financial is willing to waive such defect or defects and gives Huntington and HNBP written notice of such waiver, this condition shall be deemed to have been satisfied. If BT Financial has not given such written notice of either satisfaction or waiver within ten (10) Business Days after the expiration of such cure period, and if the adverse facts, problems, or conditions which give rise to such defects, when viewed in the aggregate, are material, then BT Financial shall have the right to terminate this Agreement.

               Section 8.2    Representations and Warranties.    The
          representations and warranties made by Huntington and HNBP in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except for changes contemplated by this Agreement and except also for representations and warranties as of a specified time other than the Closing Date, which shall be true and correct as of such specified time; Huntington and HNBP shall have performed and complied with all of their obligations under this Agreement that are to be performed or complied with prior to or on the Closing Date; and Huntington and HNBP shall have delivered to BT Financial a certificate of their respective Presidents or any Vice President to the same effect.
               Section 8.3    Opinion Of Counsel for Huntington.    BT
          Financial shall have received from Huntington's counsel an opinion, dated as of the Closing Date, addressed to BT Financial in substantially the form attached as Exhibit B.

               Section 8.4    Litigation.    HNBP shall not be a party to,
          or to the knowledge of Huntington threatened by, any actions, suits, proceedings, litigation, or legal proceedings which, in the reasonable opinion of BT Financial, have or are likely to have an adverse effect on the financial condition, assets, or business of HNBP, and no action, suit, proceeding, or claim shall have been instituted, made, or threatened by any Person relating to the Acquisition or the validity or propriety of the transactions contemplated by this Agreement which BT Financial reasonably believes will result in material damages or an order enjoining the Acquisition.

               Section 8.5    Accuracy of Financial Statements.    The HNBP
          Financial Statements and the Subsequent HNBP Financial Statements, previously or subsequently furnished to BT Financial by Huntington shall not be inaccurate in any material respect.
          At the time of the Closing, HNBP will not have any liability or obligation of any kind to Huntington or any Affiliate of Huntington.

               Section 8.6    Absence of Certain Changes or Events.    From
          the date hereof until the time of the Closing, there shall be and have been no material adverse change in the financial condition, assets, business, results of operations, or prospects of HNBP other than material adverse changes due to general economic events outside the control of Huntington or HNBP or changes resulting from or attributable to changes in laws or regulations, or interpretations thereof, that affect the banking industry generally.

               Section 8.7    Regulatory Approvals.    BT Financial shall
          have received, in form and substance reasonably satisfactory to BT Financial, any and all required approvals from the Federal Reserve Board, the Pennsylvania Department of Banking, and any other necessary Governmental Authority having jurisdiction, for the consummation of the transactions contemplated by this Agreement and all applicable waiting periods shall have expired. No such approvals or consents shall require BT Financial or its subsidiary to enter into any agreement or stipulation that is inconsistent with prior OCC or Pennsylvania Department of Banking practice or procedure.

               Section 8.8 Performance of Covenants. Each of the acts and undertakings to be performed by Huntington and HNBP hereunder on or before the Closing Date shall have been duly performed; and the President and Secretary of each of Huntington and HNBP shall have executed and delivered to BT Financial a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

               Section 8.9    No Injunction.    No action, proceeding,
          regulation, or legislation shall have been instituted or threatened before any court, governmental agency, or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Acquisition, which, in the good faith judgment of BT Financial, would make it inadvisable to consummate the Acquisition.

               Section 8.10   No Material Misstatements or Omissions
          BT Financial shall not have discovered any material error, misstatement, or omission in any of the representations or warranties of Huntington or HNBP contained in this Agreement or in any certification or information furnished in writing or to be furnished in writing to BT Financial hereunder, or any material failure to perform or satisfy any covenants of Huntington or HNBP contained herein.

               Section 8.11 Expenses. Huntington shall have paid all out-of-pocket expenses and disbursements, including legal, accounting and investment banking fees incurred by HNBP in connection with the transactions contemplated hereby; and the President and Secretary of each of Huntington and HNBP shall each have executed and delivered to BT Financial a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

               Section 8.12   Waivers.    A condition precedent as set
          forth in this Article 8 shall be deemed to be satisfied if it has been materially and reasonably satisfied, and no Party shall fail to consummate the transactions described herein by reason of a breach of any covenant or the failure to satisfy a condition precedent unless such breach or failure is material to such transactions as a whole. Any condition waived in writing by the Party entitled to the benefit thereof shall thereafter cease to be a condition precedent for purposes of this Article 8.


                                      ARTICLE 9
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HUNTINGTON

               The obligations of Huntington under this Agreement are subject, unless waived by Huntington, to the satisfaction on or prior to the Closing of the following conditions:

               Section 9.1    Representations and Warranties True at
          Closing Date.    The representations and warranties made by BT
          Financial in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except for changes contemplated by this Agreement and except also for representations and warranties as of a specified time other than the Closing Date which shall be true and correct at such specified time; BT Financial shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date; and BT Financial shall have delivered to Huntington a certificate of its Chairman, President, or any Vice President to the same effect.

               Section 9.2 Opinion of Counsel for BT Financial. Huntington shall have received from counsel for BT Financial an opinion, dated as of the Closing Date, addressed to Huntington in substantially the form attached as Exhibit A.

               Section 9.3    No Injunction.    No action, proceeding,
          regulation, or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Acquisition, which, in the good faith judgment of Huntington and HNBP, would make it inadvisable to consummate the Acquisition.

               Section 9.4    Regulatory Approvals, Orders, Decrees, and
          Judgments.    BT Financial  shall have received, in form and
          substance reasonably satisfactory to Huntington, any and all required approvals from the Federal Reserve Board, Pennsylvania Department of Banking, and any other necessary Governmental Authority having jurisdiction, for the consummation of the transactions contemplated by this Agreement and all applicable waiting periods shall have expired.

               Section 9.5    Performance of Covenants.    Each of the acts
          and undertakings to be performed by BT Financial hereunder on or before the Closing Date shall have been duly performed; and the President and Secretary of BT Financial shall each have executed and delivered to Huntington a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

               Section 9.6    Waivers.    A condition precedent as set
          forth in this Article 9 shall be deemed to be satisfied if it has been materially and reasonably satisfied, and no party shall fail to consummate the transactions described herein by reason of a breach of any covenant or the failure to satisfy a condition precedent unless such breach or failure is material to such transactions as a whole. Any condition waived in writing by the party entitled to the benefit thereof shall thereafter cease to be a condition precedent for purposes of this Article 9.


                                      ARTICLE 10
                             TERMINATION AND ABANDONMENT

               Section 10.1 Reasons for Termination and Abandonment. This Agreement may be terminated and abandoned upon prompt written notice to the other party or parties before the Closing:

               (a) By mutual consent of the boards of directors of all the parties;

               (b) By Huntington or HNBP at any time after the date which is six months after the date of this Agreement or such later date as shall have been agreed to in writing by the parties (the later of such dates being hereinafter referred to as the "Termination Date"), if any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by Huntington or HNBP; provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution;

               (c) By BT Financial at any time after the Termination Date if any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by BT Financial; provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution; or

               (d) By any of the parties if the approval of any of the applications referred to in Sections 8.7 and 9.4 is denied.

               Section 10.2   Effect of Termination or Abandonment.
          Except as otherwise expressly provided in this Agreement, in the event of the termination of this Agreement and the abandonment of the Acquisition pursuant to Section 10.1, this Agreement shall become null and void and there shall be no liability or restrictions on the future activities on the part of any party hereto, or its directors, officers, or stockholders, except for the obligations of the parties concerning confidentiality referred to in the Confidentiality Agreement.


                                      ARTICLE 11
                                    MISCELLANEOUS

               Section 11.1   Governing Law.    All questions concerning
          the construction, validity, and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State of Pennsylvania applicable to contracts made and wholly performed in such state without regard to conflicts of laws, except to the extent superseded by federal law.

               Section 11.2   Assignment.    Neither this Agreement nor any
          of the rights or obligations hereunder may be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment in violation hereof shall be void and of no effect.

               Section 11.3   Amendment and Modification.    The parties
          may by written agreement signed by all parties: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend, or supplement any of the conditions, covenants, agreements, representations, or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto which are for the benefit of the waiving party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.
          No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

               Section 11.4   Notices.    All notices, requests, and other
          communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if delivered by hand or by overnight express delivery service, mailed with first class postage prepaid, or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request, or other communication by first class mail, postage prepaid:

          (a) If to Huntington to:         and:

              Zuheir Sofia                 William T. McLaughlin II
              President                    Chairman and Chief
                                             Executive Officer
              Huntington Bancshares        Huntington Bancshares
                Incorporated                 West Virginia,Inc.
              41 South High Street         201 High Street
              Columbus, Ohio 43287         Morgantown, West Virginia  26505
              Telephone:  (614) 480-3813   Telephone:  (304) 367-2380
              Telecopier: (614) 480-5485   Telecopier: (304) 367-2379

              with a copy to:              and:

              Ralph K. Frasier, Esq.       Michael T. Radcliffe, Esq.
              General Counsel and          Porter, Wright, Morris & Arthur
                 Secretary                 41 South High Street
              Huntington Bancshares        Columbus, Ohio 43215
                Incorporated               Telephone:  (614) 227-2058
              41 South High Street         Telecopier: (614) 227-2100
              Columbus, Ohio 43287
              Telephone:  (614) 480-4647
              Telecopier: (614) 480-5485

          (b) If to BT Financial, to:

              John H. Anderson               Harold E. Trevenen
              Chairman, President, and       President
                Chief Executive Officer      Fayette Bank
              BT Financial Corporation       58 West Main Street
              551 Main Street                Uniontown, Pennsylvania  15401
              Johnstown, Pennsylvania 15901  Telephone:  (412) 438-4531
              Telephone:  (814) 532-3801     Telecopier: (412) 437-1401
              Telecopier: (800) 235-5001

              with a copy to:

              Kristen Larkin Stewart, Esq.
              Kirkpatrick & Lockhart
              1500 Oliver Building
              Pittsburgh, Pennsylvania  15222-2312
              Telephone:  (412) 355-8975
              Telecopier: (412) 355-6501

          or to such other Person or place as the parties shall furnish to each other in writing. Except as otherwise provided herein, all such notices, requests, or other communications shall be effective: (i) if delivered by hand, when delivered; (ii) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service; (iii) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; (iv) if by telecopier, on the next Business Day if also confirmed by first class mail, postage prepaid.

               Section 11.5   Headings.    The captions and headings of
          articles, sections, schedules, and exhibits appearing in or attached to this Agreement or to the Disclosure Memorandum have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

               Section 11.6   Entire Agreement.    This Agreement and
          exhibits hereto, the Disclosure Memorandum, and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties. This Agreement and every representation, warranty, covenant, agreement, and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               Section 11.7   Severability.    Whenever possible, each
          provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the transactions contemplated hereby is adversely affected thereby. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

               Section 11.8   Counterparts.    This Agreement and any
          amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               Section 11.9   All Reasonable Efforts.    Each party
          covenants and agrees that it will use all reasonable efforts to bring about the transactions contemplated by this Agreement as soon as practicable and, if possible, by December 31, 1995, provided, that this Section 11.9 shall not obligate the parties to remedy any breach of any of its representations, warranties and covenants herein. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations or warranties herein, or would have constituted or caused a breach by it of any of the representations or warranties herein had such an event occurred or been known prior to the date hereof, that party shall immediately give detailed and written notice thereof to the other party.

               Section 11.10 Survival of Representations and Warranties. Except as otherwise expressly provided herein, the covenants, representations, and warranties contained in this Agreement shall not survive after the Closing.

               Section 11.11  No Third Party Beneficiaries.    This
          Agreement is not intended to and shall not create any rights in or confer any benefits upon any Person or entity other than the parties hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first written above.


          ATTEST:                            HUNTINGTON BANCSHARES WEST
                                               VIRGINIA, INC.


          By: ______________________         By: _______________________
               John W. Liebersbach                Zuheir Sofia
               Assistant Secretary                Vice Chairman

          ATTEST:                            THE HUNTINGTON NATIONAL
                                               BANK OF PENNSYLVANIA


          By: ______________________         By: _______________________
               James E. Sampson                   Richard J. Dehaas,
               Secretary                          President
               (Seal of HNBP)


          ATTEST:                            BT FINANCIAL CORPORATION


          By: ______________________         By: _______________________
               George J. Kondor, Jr.              John H. Anderson
               Secretary                          Chairman, President, and
                                                   Chief Executive Officer

                                                                 EXHIBIT A


                                    Opinion Letter
                                         of
                              Kirkpatrick & Lockhart LLP


                                  December 14, 1995



          Huntington Bancshares West Virginia, Inc.
          201 High Street
          Morgantown, West Virginia  26505

          Ladies and Gentlemen:

                    We have acted as counsel for BT Financial Corporation, a Pennsylvania corporation ("BT Financial"), in connection with the Stock Purchase Agreement dated as of September 1, 1995 (the "Agreement"), by and among BT Financial, Huntington Bancshares West Virginia, Inc., an Ohio corporation ("Huntington"), and The Huntington National Bank of Pennsylvania ("HNBP"), a national banking association which is a wholly owned subsidiary of Huntington. In that capacity we are furnishing this opinion to you pursuant to Section 9.2 of the Agreement. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

                    We have examined (i) the Agreement, (ii) certified copies of resolutions of the Board of Directors of BT Financial, adopted on December 14, 1995, and (iii) the Restated and Amended Articles of Incorporation and the Bylaws of BT Financial, as amended to date. In addition, with your permission, we have relied without independent investigation on a certificate of the Treasurer of BT Financial, a copy of which is attached hereto, in connection with the opinion set forth in paragraph 3 below. We have also examined such other documents, corporate records, certificates of public officials, legal opinions, statutes, decisions and questions of law as we deemed necessary or appropriate to enable us to express an informed opinion on the matters hereinafter set forth.

                    In making such examinations and rendering an opinion on the matters set forth below, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, telecopied or photostatic copies or as exhibits, the authenticity of the originals of such documents, no modification of any provision of any document or waiver of any right or remedy, and no exercise of any right or remedy other than in a commercially reasonable or conscionable manner and in good faith, (c) the due authorization, completion, execution, acknowledgement (where provided for in the applicable documents) and delivery of all documents and instruments, heretofore executed and delivered or hereafter to be executed and delivered, other than the due execution and delivery of such documents and instruments by BT Financial, (d) that Huntington is duly incorporated and validly subsisting under the laws of the Commonwealth of Ohio, (e) that HNBP is duly organized and validly existing under the laws of the United States of America, (f) that Huntington and HNBP each have the requisite corporate power and authority to execute and deliver the Agreement and to perform their obligations thereunder and all such actions have been duly and validly authorized by all necessary proceedings on their parts and on the parts of their respective shareholders, and (g) the legality, validity, binding effect and enforceability as to each person, other than BT Financial, of each document heretofore executed and delivered or hereafter to be executed and delivered by such person. We express no opinion on any matter that is affected by any actual fact or circumstance inconsistent with or contrary to any assumption set forth in this letter or any factual statement set forth in any certificate or document referred to herein as one on which we have relied.

                    Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, our knowledge is based solely upon (i) the current actual knowledge of those lawyers of this Firm engaged in the representation of BT Financial with respect to the transactions to which this opinion relates, (ii) statements or assurances as to matters of fact contained in the certificates or comparable documents of officers of BT Financial, and (iii) the representations and warranties contained in the Agreement. Although we have made no independent investigation or verification of any matter set forth in the documents referred to in (ii) and (iii) above, nothing has come to our attention indicating that such reliance by us or by you is not justified. We further advise you that, with respect to numbered paragraphs 4 and 5 below: (a) we have not been engaged to give substantive attention to any legal or governmental proceedings or orders to which BT Financial may be a party; and
          (b) we have made no special investigation as to the factual matters stated in our opinion, including any search of the dockets or records of any court or governmental office, agency, or authority to determine if any such proceedings are pending or orders have been entered involving BT Financial.

                    We are opining herein only as to the effect on the subject transactions of the laws of the Commonwealth of Pennsylvania (excluding conflicts of laws rules) and the federal laws of the United States of America, but only to the extent referred to specifically herein, all as in effect on the date hereof. Accordingly, we are not opining on, and we assume no responsibility as to, the applicability to or effect on any of the matters covered herein of any other laws of any jurisdiction.

                    We express no opinion concerning the applicability to BT Financial, or to the Agreement or any other documents, exhibits or schedules delivered in connection with the Acquisition (collectively, the "Documents"), of federal, state or local laws, rules, regulations or ordinances relating to: (a) occupational health and safety, environmental sitting, impact and discharge, or storage and discharge of flammable or hazardous materials or solid or toxic waste; (b) any federal or state tax consequences arising in connection with the transactions contemplated in the Documents; (c) patent, copyright, service mark, trade name or trademark rights; or (d) the accuracy, adequacy or legal sufficiency of any personal property descriptions contained in the Documents.

                    On the basis of and subject to the foregoing, we are pleased to advise you that in our opinion:

                    1. BT Financial is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power to own its properties and to carry on its business as it is now being conducted as a bank holding company and to enter into, and carry out its obligations, under the Agreement.

                    2. The execution, delivery and performance by BT Financial of the Agreement and the transactions contemplated therein have been duly authorized by the Board of Directors of BT Financial, this being the only corporate authorization thereof required under the Articles of Incorporation or Bylaws of BT Financial and under applicable law. The Agreement constitutes the legal, valid and binding obligation of BT Financial, enforceable in accordance with its terms except as enforceability of the Agreement may be limited by (a) bankruptcy, insolvency, bank conservatorship, fraudulent conveyance, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (b) general equitable principles, (c) laws relating to the safety and soundness of insured depository institutions, (d) the possible unavailability of certain remedies in the event of non-material breaches of such agreements, (e) the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law), (f) any limitation insofar as indemnification and contribution provisions thereof may be limited by applicable laws, (g) general principles of public policy and (h) the effect of judicial discretion on the availability of remedies and realization of benefits and the enforceability of the Agreement in all respects as written.

                    3. The execution, delivery, and performance by BT Financial of the Agreement and the transactions contemplated therein will not violate BT Financial's Articles of Incorporation or Bylaws, and, to our knowledge, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which BT Financial is a party or to which it or any of its properties or assets may be bound.

                    4. Other than as contemplated by the Agreement, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of BT Financial for consummation of the transactions contemplated by the Agreement.

                    5. To our knowledge, there are no actions, suits or proceedings, pending or threatened, against or affecting BT Financial or its officers or directors, at law or in equity, before or by any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitrator of any kind, which seek to enjoin consummation of the transactions contemplated by the Agreement or to obtain other relief in connection with the Agreement or the transactions contemplated thereby.

                    This opinion is furnished to you specifically in connection with the Agreement, and solely for your information and benefit. It may not be relied upon by you in any other connection, and it may not be relied upon by any other person for any purpose. It may not be assigned, quoted, used or delivered to any other person without our prior written consent. This opinion is rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law that may occur hereafter. It is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.

                                             Yours truly,

                                             KIRKPATRICK & LOCKHART LLP

                                                                  EXHIBIT B

                           Proposed Form of Opinion Letter
                                          of
                           Porter, Wright, Morris & Arthur
                           -------------------------------

                                   __________, 1995


          BT Financial Corporation
          551 Main Street
          Johnstown, Pennsylvania  15901

               Re:  Acquisition of The Huntington National Bank of
          Pennsylvania

          Ladies and Gentlemen:

               We have served as counsel to Huntington Bancshares West Virginia, Inc., an Ohio corporation ("Huntington"), and The Huntington National Bank of Pennsylvania, a national banking association ("HNBP"), in connection with the purchase (the "Acquisition") by BT Financial Corporation, a Pennsylvania corporation ("BT Financial"), of all of the outstanding shares of the capital stock of HNBP, pursuant to the terms of that certain Stock Purchase Agreement, dated as of September 1, 1995, between Huntington, HNBP, and BT Financial (the "Agreement"). All capitalized terms used in this letter and not specifically defined herein shall have the meanings ascribed to them in the Agreement. This opinion is delivered to you pursuant to Section
          8.2 of the Agreement.

               As counsel for Huntington and HNBP, we have reviewed the Agreement and have examined and relied upon such other documents and instruments, and certificates of public officials, and have made such other investigations and inquiries as we have deemed necessary or appropriate for purposes of this opinion.

               In stating our opinion, we have relied solely upon certificates of officers of Huntington and HNBP with respect to certain factual matters as we have deemed necessary. For purposes of this opinion, we have assumed, without investigation:
          (a) the legal capacity of each natural person; (b) the full power and authority of each person, other than Huntington and HNBP and their officers, to execute, deliver, and perform each document heretofore executed and delivered or hereafter to be executed and delivered, and to do each other act heretofore done or hereafter to be done by such person; (c) the due authorization, execution, and delivery by each person, other than Huntington and HNBP and their officers, of each document heretofore executed and delivered or hereafter to be executed and delivered by such person; (d) the legality, validity, binding effect, and enforceability as to each person, other than Huntington and HNBP

          BT Financial Corporation
          ___________, 1995


          and their officers, of each document heretofore executed and delivered or hereafter to be executed and delivered by such person; (e) the genuineness of each signature (other than signatures of the officers of Huntington and HNBP) on, and the completeness of, each document submitted to us as an original;
          (f) the conformity to, and the authenticity of, the original of each document submitted to us as a copy; (g) no modification of any provision of any document or waiver of any right or remedy; and (h) no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

               To the extent that any opinion expressed herein is limited or qualified by reference to our knowledge, our knowledge is based solely upon (i) the current actual knowledge of those lawyers in this Firm engaged in the representation of Huntington and HNBP with respect to the transactions to which this opinion relates, (ii) statements or assurances as to matters of fact contained in the certificates or comparable documents of officers of Huntington and HNBP, and (iii) the representations and warranties contained in the Agreement. Although we have made no independent investigation or verification of any matter set forth in the documents referred to in (ii) and (iii) above, nothing has come to our attention indicating that such reliance by us or by you is not justified. We further advise you that, with respect to numbered paragraphs 5 and 6 below: (a) we have not been engaged to give substantive attention to any legal or governmental proceedings or orders to which HNBP may be a party; and (b) we have made no special investigation as to the factual matters stated in our opinion, including any search of the dockets or records of any court or governmental office, agency, or authority to determine if any such proceedings are pending or orders have been entered involving Huntington or HNBP.

               The opinions hereinafter expressed are qualified to the extent that the remedies under the Documents (as defined below) may be subject to or affected by: (a) bankruptcy, insolvency, bank conservatorship, or receivership or similar laws affecting creditors' rights and remedies generally, and the enforcement thereof; (b) the unavailability of, or any limitation on the availability of, any particular remedy (whether in a proceeding in equity or at law) because of general principles of equity; and
          (c) any limitation insofar as indemnification and contribution provisions thereof may be limited by applicable law.

               We express no opinion concerning the applicability to Huntington or HNBP, or to the Agreement or any other documents, exhibits, or schedules delivered in connection with the Acquisition (collectively, the "Documents"), of federal, state, or local laws, rules, regulations, or ordinances relating to:

          BT Financial Corporation
          ___________, 1995


          (a) occupational health and safety, environmental siting, impact, and discharge, or storage and discharge of flammable or hazardous materials or solid or toxic waste; (b) any federal or state tax consequences arising in connection with the transactions contemplated in the Documents; (c) patent, copyright, service mark, trade name, or trademark rights; or (d) the accuracy, adequacy, or legal sufficiency of any personal property descriptions contained in the Documents.

               On the basis of and subject to the foregoing and the qualifications stated below, we are of the opinion that:

               1. Huntington is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and has full corporate power to own its properties and to carry on its business as it is now being conducted as a bank holding company and to enter into, and carry out its obligations under, the Agreement.

               2. HNBP is a national banking association, duly organized and validly existing under the laws of the United States of America and is duly authorized and has full corporate power to own its properties and carry on its business as it is presently being conducted and to enter into, and carry out its obligations under, the Agreement. HNBP has authorized capital stock of 1,000,000 shares of common stock, $5.00 par value per share, all of which shares are issued and outstanding and owned of record by Huntington. All such issued shares have been duly and validly authorized and issued and are fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any of HNBP's stockholders. Except for the Agreement, we are not aware of any: (a) outstanding options, warrants, commitments, agreements, calls, claims, or rights binding upon HNBP relating to the issuance, purchase, or acquisition of any authorized but unissued or any outstanding shares of the capital stock of HNBP;
          (b) commitments or agreements binding upon HNBP relating to the authorization or issuance of any class of equity securities of HNBP other than its shares of common stock presently authorized, issued, and outstanding; or (c) outstanding securities of HNBP which entitle the holder thereof to convert or exchange such securities into or for shares of capital stock of HNBP.

               3. The execution, delivery, and performance by Huntington and HNBP of the Agreement and the transactions contemplated therein have been duly authorized by their respective boards of directors, this being the only corporate authorization thereof required under the articles of incorporation or code of regulations of Huntington, the articles of association or bylaws of HNBP, or applicable law. The Agreement constitutes the legal,

          BT Financial Corporation
          ___________, 1995


          valid, and binding obligation of Huntington, enforceable in accordance with its terms.

               4. The execution, delivery, and performance by Huntington and HNBP of the Agreement and the transactions contemplated therein do not violate Huntington's articles of incorporation or code of regulations or HNBP's articles of association or bylaws, respectively, and, to our knowledge, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order, or decree to which Huntington or HNBP is a party or to which either of them or any of their properties or assets may be bound.

               5. Other than as contemplated by the Agreement, no consent, approval, authorization, or order of any court or governmental agency or body which has not been obtained is required on behalf of Huntington or HNBP for consummation of the transactions contemplated by the Agreement.

               6. To our knowledge, there are no actions, suits, or proceedings, pending or threatened against or affecting Huntington or HNBP or their respective officers or directors, at law or in equity, before or by any governmental department, commission, board, bureau, agency, or instrumentality, or before any arbitrator of any kind, which, in our opinion, based upon such knowledge, are likely to result in a material adverse change in the business, operations, properties, or assets or in the condition, financial or otherwise, of HNBP, or which seek to enjoin consummation of the transactions contemplated by the Agreement or to obtain other relief in connection with the Agreement or the transactions contemplated thereby.

               With respect to the opinions expressed above, we do not purport to be experts in and do not express any opinion herein concerning any law other than the laws of the State of Ohio and the laws of the United States of America. With your consent and approval, for purposes of our opinion in paragraph 3 above, we have assumed for purposes of this opinion that the laws of the Commonwealth of Pennsylvania are the same in all relevant respects as the laws of the State of Ohio.

               This opinion is being furnished to you solely for your benefit. It may not be relied upon by, nor a copy of it delivered to, any other party without our prior written consent.

                                        Very truly yours,


                                        PORTER, WRIGHT, MORRIS & ARTHUR